UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)       August 1, 2001
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.           Other Events

     On August 1, 2001, Applebee's International, Inc. (the "Company") issued a press release entitled "Applebee's International Reports 15 Percent Increase in Second Quarter Diluted Earnings Per Share of 47 Cents. Second Quarter Comparable
Sales  Increase 3.1 Percent."  The   press  release   contained  the  following
information.





                                                           FOR IMMEDIATE RELEASE
Contact: Carol DiRaimo,
         Director of Investor Relations
         (913) 967-4109


              Applebee's International Reports 15 Percent Increase
            in Second Quarter Diluted Earnings Per Share of 47 Cents

              Second Quarter Comparable Sales Increase 3.1 Percent

Overland Park, Kan., August 1, 2001 -- Applebee's International, Inc. (Nasdaq:APPB) today reported net earnings of $17.8 million, or 48 cents and 47 cents per share on a basic and diluted basis, respectively, for the second quarter ended July 1, 2001. This represents an increase in earnings per share of 14 percent and 15 percent on a basic and diluted basis, respectively, as compared with 42 cents and 41 cents per share on a basic and diluted basis for the second quarter of 2000.

Comparable sales for company restaurants increased 3.1 percent for the second quarter, reflecting an increase in guest traffic of approximately 1.0 percent combined with a higher average check (resulting from a price increase taken in the first quarter and menu mix shifts). System-wide and franchise restaurant comparable sales both increased 3.1 percent for the second quarter.

Lloyd L. Hill, chairman and chief executive officer, said, "We are enthusiastic about our same-store sales and traffic growth in the second quarter, especially considering the more challenging economic and operating environment. We did not experience a decline in guest check in the second quarter and the price increase we took earlier this year has not met with customer resistance.

Hill continued, "The first phase of our new core menu was successfully introduced in over 1,000 franchise restaurants during the second quarter. In addition, we have recently added a number of new or enhanced menu items in company restaurants as part of our continual evolution of the core menu. We believe our food and menu initiatives, marketing strategies and strong value proposition combined with demographic and lifestyle trends position us well for the long-term."

                                    - more -

Other results for the second quarter and year-to-date periods ended July 1, 2001 included:

     o Net earnings for the 26-week period ended July 1, 2001 were $34.6 million, or 93 cents and 92 cents per share, respectively, on a basic and diluted basis. This compares to net earnings in the same period of 2000 of $31.4 million, or 78 cents per share on both a basic and diluted basis. This represents an increase in basic and diluted earnings per share of 19 percent and 18 percent, respectively.

     o Comparable sales for the June fiscal period, comprised of the five weeks ended July 1, 2001, increased 3.6 percent for company restaurants, reflecting an increase in guest traffic of approximately
          1.0 percent, and a higher average check. System-wide and franchise restaurant comparable sales increased 3.8 percent and 3.9 percent, respectively, for the June period.

     o System-wide sales for the Applebee's concept were a record $732.5 million for the second quarter, an increase of 12 percent over the prior year. System-wide sales for the 26-week period ended July 1, 2001 reached $1.45 billion, also up 12 percent.

     o    Operating   revenues   (comprised  of  company  restaurant  sales  and
          franchise income) increased 10 percent for the second quarter and year-to-date period.

     o Applebee's ended the quarter with 1,324 restaurants system-wide (289 company and 1,035 franchise restaurants). During the second quarter of 2001, there were 26 new Applebee's restaurants opened system-wide, including 2 company and 24 franchised restaurants.

     o In February 2001, the company's board of directors authorized an additional program to repurchase up to $55 million of the company's common stock through 2001, subject to market conditions and pursuant to applicable restrictions under the company's debt agreements. The company repurchased 379,000 shares of common stock in the second quarter at an average price of $26.54 for an aggregate cost of $10.1 million. During 2001, the company has repurchased 1,714,000 shares at an average price of $23.09 for an aggregate cost of $39.6 million, including $29.0 million under this authorization and $10.6 million under previous authorizations.

The company also reported comparable sales for the July fiscal period, comprised of the four weeks ended July 29, 2001. System-wide comparable sales increased
2.1 percent,  including a 2.3 percent  increase for franchise  restaurants and a
1.2 percent increase for company restaurants. The increase in comparable sales for company restaurants reflects flat guest traffic and a higher average check, although the guest check average was impacted during the July period as a result of the lower price points of the current "Summer Salads" promotion.

                                    - more -

                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                                   (Unaudited)
                    (in thousands, except per share amounts)


                                                             13 Weeks Ended                 26 Weeks Ended
                                                       ---------------------------    ---------------------------
                                                        July 1,         June 25,        July 1,        June 25,
                                                          2001            2000           2001            2000
                                                       -----------     -----------    ------------    -----------
Revenues:
     Company restaurant sales....................       $162,035        $147,909       $322,178        $293,360
     Franchise income............................         23,885          20,736         46,119          40,535
                                                       -----------     -----------    ------------    -----------
        Total operating revenues.................        185,920         168,645        368,297         333,895
                                                       -----------     -----------    ------------    -----------
Cost of company restaurant sales:
     Food and beverage...........................         43,633          39,323         86,938          79,381
     Labor.......................................         51,533          46,954        102,433          93,122
     Direct and occupancy........................         41,104          36,095         81,863          71,755
     Pre-opening expense.........................            132             213            267             509
                                                       -----------     -----------    ------------    -----------
        Total cost of company restaurant sales...        136,402         122,585        271,501         244,767
                                                       -----------     -----------    ------------    -----------
General and administrative expenses..............         18,085          16,338         35,251          32,345
Amortization of intangible assets................          1,462           1,455          2,925           2,906
Loss on disposition of restaurants and equipment.            571             322            758             675
                                                       -----------     -----------    ------------    -----------
Operating earnings...............................         29,400          27,945         57,862          53,202
                                                       -----------     -----------    ------------    -----------
Other income (expense):
     Investment income...........................            415             367            772             716
     Interest expense............................         (2,043)         (2,267)        (4,400)         (4,631)
     Other income................................            385             303            475             421
                                                       -----------     -----------    ------------    -----------
        Total other expense......................         (1,243)         (1,597)        (3,153)         (3,494)
                                                       -----------     -----------    ------------    -----------
Earnings before income taxes.....................         28,157          26,348         54,709          49,708
Income taxes.....................................         10,361           9,696         20,132          18,293
                                                       -----------     -----------    ------------    -----------
Net earnings.....................................       $ 17,796        $ 16,652       $ 34,577        $ 31,415
                                                       ===========     ===========    ============    ===========

Basic net earnings per common share (a)..........       $   0.48        $   0.42       $   0.93        $   0.78
                                                       ===========     ===========    ============    ===========
Diluted net earnings per common share (a)........       $   0.47        $   0.41       $   0.92        $   0.78
                                                       ===========     ===========    ============    ===========

Basic weighted average shares outstanding (a)....         36,914          40,035         37,015          40,020
                                                       ===========     ===========    ============    ===========
Diluted weighted average shares outstanding (a)..         37,872          40,550         37,774          40,341
                                                       ===========     ===========    ============    ===========

(a) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 12, 2001.

The following table sets forth, for the periods indicated, information derived from the Company's consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.

                                                                      13 Weeks Ended             26 Weeks Ended
                                                                --------------------------- --------------------------
                                                                  July 1,       June 25,      July 1,      June 25,
                                                                   2001           2000          2001         2000
                                                                ------------   ------------ ------------- ------------
Revenues:
     Company restaurant sales................................       87.2%          87.7%        87.5%         87.9%
     Franchise income........................................       12.8           12.3         12.5          12.1
                                                                ------------   ------------ ------------- ------------
        Total operating revenues.............................      100.0%         100.0%       100.0%        100.0%
                                                                ============   ============ ============= ============
Cost of sales (as a percentage of company restaurant sales):
     Food and beverage.......................................       26.9%          26.6%        27.0%         27.1%
     Labor...................................................       31.8           31.7         31.8          31.7
     Direct and occupancy....................................       25.4           24.4         25.4          24.5
     Pre-opening expense.....................................        0.1            0.1          0.1           0.2
                                                                ------------   ------------ ------------- ------------
        Total cost of sales..................................       84.2%          82.9%        84.3%         83.4%
                                                                ============   ============ ============= ============

General and administrative expenses..........................        9.7%           9.7%         9.6%          9.7%
Amortization of intangible assets............................        0.8            0.9          0.8           0.9
Loss on disposition of restaurants and equipment.............        0.3            0.2          0.2           0.2
                                                                ------------   ------------ ------------- ------------
Operating earnings...........................................       15.8           16.6         15.7          15.9
                                                                ------------   ------------ ------------- ------------
Other income (expense):
     Investment income.......................................        0.2            0.2          0.2           0.2
     Interest expense........................................       (1.1)          (1.3)        (1.2)         (1.4)
     Other income............................................        0.2            0.2          0.1           0.1
                                                                ------------   ------------ ------------- ------------
        Total other expense..................................       (0.7)          (0.9)        (0.9)         (1.0)
                                                                ------------   ------------ ------------- ------------
Earnings before income taxes.................................       15.1           15.6         14.9          14.9
Income taxes.................................................        5.6            5.7          5.5           5.5
                                                                ------------   ------------ ------------- ------------
Net earnings.................................................        9.6%           9.9%         9.4%          9.4%
                                                                ============   ============ ============= ============




Item 9.           Regulation FD Disclosure

     Applebee's   International,  Inc. (the  "Company") also  included  guidance regarding its business outlook in the press release. These comments are included below.


BUSINESS OUTLOOK

The company also provided guidance as to its business outlook for the remainder of 2001.

     o Consistent with the company's previous guidance, diluted earnings per share for fiscal year 2001 (a 52-week fiscal year as compared to 53 weeks in 2000) are expected to be in the range of $1.83 to $1.85, an increase of 14 to 16 percent over the prior year.

     o Comparable sales for both company and franchise restaurants are expected to increase by at least 2 to 3 percent for the remainder of 2001.

     o Overall restaurant margins before pre-opening expense for both the third and fourth quarter are expected to be in the low-16 percent range.

     o General and administrative expenses are expected to be in the high-9 percent range, as a percentage of operating revenues, for the remainder of the year.

A conference call to review the second quarter 2001 results will be held on Thursday morning, August 2, 2001, at 10:00 a.m. Central Time (11:00 a.m. Eastern
Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., currently develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,338 Applebee's restaurants operating system-wide in 49 states and eight international countries. Additional information on Applebee's
International  can  be  found  at  the  company's  website  (www.applebees.com).

                               ------------------

The statements contained in the Business Outlook section of this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2001. The company disclaims any obligation to update these forward-looking statements.

                                                       # # #

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:    August 1, 2001                    By: /s/  George D. Shadid
         ---------------------                 ---------------------
                                               George D. Shadid
                                               Executive Vice President and
                                               Chief Financial Officer